Exhibit 10.1

EXECUTION COPY

NABI BIOPHARMACEUTICALS

12276 Wilkins Avenue

Rockville, Maryland 20852

Dated March 16, 2011

Raafat Fahim, Ph.D.

1180 S. Ocean Blvd #8F

Boca Raton, FL 33432

Dear Raafat:

This employment agreement (the “Agreement”) amends and restates the employment agreement dated effective as of January 22, 2008, between you and Nabi Biopharmaceuticals (“Nabi” or the “Company”) and sets forth the terms and conditions under which you agree to continue to serve as the President and Chief Executive Officer of Nabi.

1. TERM: The term of this Agreement (the “Employment Period”) shall commence on the date hereof and end on January 11, 2014, or the date on which your employment is sooner terminated as provided below. The Employment Period shall be automatically extended for successive periods of three years unless either party gives to the other written notice not less than thirty (30) days prior to the then-current expiration date that it or he does not wish to extend the term of this Agreement.

2. SALARY: Your base salary will be $480,366.25 per year, payable in accordance with the usual payroll practices of Nabi during the Employment Period. Your salary will be subject to discretionary annual increases, but not decreases, as determined by Nabi’s Board of Directors or the Compensation Committee thereof.

3. BONUS:

(A) You will be entitled to participate in Nabi’s VIP Management Incentive Program or any comparable bonus plan maintained by Nabi (“Bonus Plan”) and have a target bonus approximately equal to eighty percent (80%) of your base salary. Your participation in the Bonus Plan shall be subject to the terms and conditions of the Bonus Plan.

(B) Unless the Employment Period is terminated for “cause” pursuant to Section 7(B)(b), if the Employment Period ends during a calendar year, your bonus compensation opportunity for such calendar year shall be pro rated based upon the number of full calendar months you were employed during the calendar year and the amount of bonus compensation which would have been payable with respect to such year pursuant to the Bonus Plan. If the Employment Period is terminated pursuant to Section 7(B)(b), no bonus compensation shall be payable with respect to the calendar year during which the Employment Period is terminated.

(C) Bonus payments under the Bonus Plan, if applicable, shall be payable by the fifteenth (15th) day of the third month after the end of the relevant calendar year.

4. STOCK GRANT: [Intentionally omitted.]

5. BENEFITS:

During the Employment Period, in addition to any other benefits generally available to Nabi’s senior executives, you will be entitled to receive:

(A) Annually during the Employment Period, Nabi shall pay you $15,000, so that you can make a contribution to your Supplemental Executive Retirement Plan. Such payment shall be made annually before July 1 on a Fully Grossed-Up Basis.

(B) Any Maryland state income taxes payable by you with respect to any compensation, benefits or other payments that you receive from Nabi under this Agreement while you maintain a Florida residence shall be reimbursed by Nabi, on a Fully Grossed-Up Basis, within thirty (30) days after Nabi receives evidence and reasonable supporting documentation from you of your payment of such Maryland state income taxes, provided that you provide such evidence and supporting documentation within ninety (90) days of the payment due date of any such taxes.

(C) Nabi will provide you at Nabi’s cost with term life insurance providing a death benefit equal to $500,000 in excess of the death benefit amount payable under the term life insurance coverage Nabi provides to its employees generally.

(D) Nabi shall reimburse you for the cost of financial planning services up to $5,000 per year.

(E) Nabi will pay you monthly in arrears a per diem fee of $200 to cover food, laundry, gas and other miscellaneous expenses while you are working at Nabi’s facilities in Rockville, Maryland during the Employment Period.

(F) Nabi will (i) provide to you with an appropriate corporate apartment and rental car for your use and (ii) reimburse you monthly in arrears, on a Fully Grossed-Up Basis, upon written request, for appropriate hotel (or other lodging), airfares and car rental expenses (other than gas expenses covered by the per diem in Section 5(E)) reasonably incurred by you while you are working at the Nabi’s facilities in Rockville, Maryland during the Employment Period.

(G) The amount of expenses reimbursed under Section 5(F) of this Agreement shall be subject to periodic review by Nabi’s Audit Committee. You agree to use reasonable efforts to maintain adequate records of all reimbursable expenses necessary to satisfy any reporting requirements of the Code (as defined below), and applicable Treasury regulations.

(H) Nabi will reimburse you on a Fully Grossed-Up Basis for the cost of one coach-class round trip airplane ticket each month for your wife to visit you while you are located at Nabi’s Rockville, Maryland facility.

(I) While an employee under the terms of this Agreement, you shall receive an auto allowance of not less than $1200.00 per month, such allowance to be paid not later than thirty (30) days after the month to which such allowance relates.

(J) Nabi will pay up to $20,000.00 of legal fees and disbursements reasonably incurred by you in connection with the negotiation of all employment-related agreements, including this Agreement, and any other related agreements. Nabi will pay such legal fees and disbursements directly to your counsel within thirty (30) days after Nabi’s receipt of an invoice that you have approved from such counsel.

(K) Except as otherwise provided in this Section 5, all amounts to which you are entitled under this Section 5 shall be paid in accordance with Nabi’s expense reimbursement policies in effect, but in any event not later than the forty-fifth (45th) day after the end of the year to which such amounts relate.

(L) Any payment made under this Section 5 on “Fully Grossed-Up Basis” shall be increased for any applicable Federal, state and local taxes, (including, without limitation, income and employment taxes) such that the net proceeds to you, after taking into account all such taxes, shall be equal to the amount of the payment.

6. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary to the discharge and performance of your duties provided for in this Agreement. Notwithstanding the foregoing, you may pursue personal interests (including, without limitation, industry, civil and charitable activities), and attend to your personal investments, so long as such activities do not interfere with the performance of your duties hereunder. You shall perform services primarily at Nabi’s Rockville, Maryland facility and shall be expected to spend at least 60% of your working time there, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

(B) During the Employment Period, you shall, subject to the direction and supervision of Nabi’s Board of Directors and any committee thereof, have full discretionary authority to control Nabi’s day-to-day operations and to incur such obligations on behalf of Nabi as may be required in the ordinary course of business. You shall also have such other duties as the Nabi Board of Directors or any committee thereof may reasonably and lawfully delegate to you, provided that such duties shall be reasonably consistent with those duties assigned to chief executive officers in organizations comparable to Nabi.

(C) You currently serve as a member of Nabi’s Board of Directors without additional compensation. During the Employment Period, at each annual meeting of Nabi’s stockholders at which your membership on the Board has expired, Nabi will nominate you to serve as a member of the Board. Upon termination of your employment with Nabi for any reason, unless Nabi’s Board of Directors affirmatively requests that you remain on the Board, you will be deemed to have resigned from the Board voluntarily as of the last day of employment with Nabi; and at the Board’s request, you will execute any documents necessary to reflect such resignation.

(D) You represent and agree that your employment by Nabi and your performance of all the terms of this Agreement will not conflict with or violate any agreement that you may have with any other party; and that you will not disclose to Nabi or induce Nabi to use any confidential or proprietary information or material belonging to any previous employer or other party.

7. TERMINATION:

(A) The Employment Period shall terminate (a) thirty (30) days after you provide written notice of termination to Nabi or (b) upon your death.

(B) Nabi may terminate the Employment Period (a) in the event Nabi reasonably determines in good faith, upon written notice to you, that you have suffered a “disability” by virtue of being unable to perform the essential functions of your position, with or without reasonable accommodation, for any three (3) full consecutive calendar months as the result of mental or physical incapacity or (b) for “Cause,” which is defined as (i) acts of fraud or embezzlement or other felonious acts by you (which shall not include any crime or offense related to traffic infractions or any vicarious liability), (ii) your refusal to comply with reasonable and lawful directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after written notice of such failure is delivered to you, (iii) your material failure to comply with the provisions of Section 9 or 10 of this Agreement or (iv) your gross negligence or intentional misconduct in connection with the performance of your duties as provided for in this Agreement including your material failure to comply with the material written policies of Nabi, provided that, in the event of a proposed termination under clause (ii) or clause (iv) of this clause (B), you shall receive ten (10) days’ prior written notice of such proposed termination and within such period you shall be afforded an opportunity to be heard by Nabi’s Board of Directors or a duly appointed committee of the Board as to whether grounds for termination under these clauses exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days’ prior notice to you.

(D) You and the Board of Directors mutually agree that if (i) your continued service as Nabi’s President and Chief Executive Officer is not meeting the Board of Directors’ and your expectations and (ii) your employment by Nabi should terminate, the Employment Period shall terminate as of a date mutually agreeable to the Board of Directors and you.

(E) You may terminate your employment with Nabi for “Good Reason”, which is defined as any material breach of this Agreement by Nabi, or the occurrence of any one or more of the following without your prior express written consent: (i) a material diminution in your authority, duties or responsibilities; (ii) the failure to appoint you, or your removal or failure to be reappointed, a member of Nabi’s Board of Directors at any time during the Employment Period; (iii) a requirement that you report to any person or entity other than Nabi’s Board of Directors; or (vi) a change of more than twenty-five (25) miles in your primary office location from Nabi’s Rockville, Maryland facility or Boca Raton, Florida; provided, however, that a termination for Good Reason by you can occur only if (a) you have given Nabi a notice of the existence of a condition giving rise to Good Reason within ninety (90) days after you learn of such condition, (b) Nabi not fully cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice, and (c) you provide notice to Nabi of your termination for Good Reason within ninety (90) days after the end of such 30-day period.

(F) Notwithstanding any provision of this Agreement to the contrary, in the event of your termination of employment for any reason, any amounts owing or payable pursuant to Sections 3, 4 or 5 as of the date of such termination, shall be paid to you no later than fifteen (15) days after the date of termination.

(G) Your confidentiality and non-competition agreements set forth in Sections 9 and 10 below and your agreement to cooperate set forth in Section 11 below shall survive the termination of your employment regardless of the reasons therefor.

8. SEVERANCE:

(A) In the event that your employment terminates (a) pursuant to Sections 7(C), 7(D) or 7(E) or (b) upon or following the expiration of the Employment Period because Nabi has given notice of non-extension pursuant to Section 1, you shall receive the benefits set forth in Sections 8(B), 8(F) and 8(G). In the event your employment terminates pursuant to Section 7(B)(a) as a result of a disability, or as a result of your death, you shall receive the benefits set forth in Section 8(G).

(B) To the extent provided under Section 8(A), Nabi will pay you your base salary, at the amount in effect as of last day of the Employment Period (“Severance Pay”) and maintain in effect your benefits under Section 5 and other benefits provided to you by Nabi on the Termination Date (as defined below) (to the extent allowed under, and subject to the limitations of, the applicable plans) for twenty-four (24) months. Such Severance Pay and benefits shall commence as of your Termination Date and shall be paid to you (or, in the event of your death, your estate) in accordance with the usual payroll practices of Nabi. Notwithstanding the preceding sentence, if prior to the date that you have received all of the Severance Pay to which you are entitled pursuant to this Section 8(B), a Change of Control or an approval of a bankruptcy court occurs, and such Change of Control or approval of a bankruptcy court qualifies as an event described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B) that permits the acceleration of the payment of the Severance Pay, all unpaid amounts of Severance Pay shall be paid to you in a lump sum on the date of the Change of Control or within ten (10) days of the approval of the bankruptcy court, as the case may be, and the Company agrees to take all reasonable action needed to facilitate such lump sum payment.

(C) (1) Except as otherwise provided in subsection (2) of this Section 8(C), in the event that during a Potential Change of Control Period (as defined below), you separate from service with Nabi on account of (a) your resignation from employment with Nabi for Good Reason, or (b) termination by Nabi of your employment for any reason other than Cause (including, without limitation, as a result of Nabi’s having given notice of non-extension pursuant to Section 1), or (c) your death, or (d) your disability, then upon the occurrence of the Change of Control with which such Potential Change of Control Period concludes, you shall be entitled to receive a lump sum payment (hereinafter referred to for all purposes of this Agreement as the “Lump Sum Amount”) equal to (I) two and one-half (2.5) times the sum of (a) the higher of (x) your current annual base salary or (y) your base salary immediately prior to the Termination Date (as defined below) plus (b) the target bonus you could have earned under the Bonus Plan for the fiscal year in which Termination Date occurs, reduced by (II) an amount equal to the sum of (a) two times your base salary in effect as of the last day of the Employment Period, plus (b) the amount of any bonus paid or payable pursuant to Section 3(B). The term “disability” shall have the meaning given in Section 7(B)(a).

(2) To the extent not provided for under the preceding subsection (1) of this Section 8(C), and in lieu of any benefit under said subsection (1), you shall be entitled to the Lump Sum Amount under this Section 8(C)(2) in the event that your employment with Nabi is terminated by Nabi under Section 7(C) or as a result of Nabi’s having given notice of non-extension pursuant to Section 1, or in the event that you resign from Nabi for Good Reason, within (i) the twelve (12) month period ending upon a Change of Control (other than as a result of a liquidation or dissolution of Nabi approved by the stockholders of Nabi), (ii) the twelve month period ending upon the execution by the Company of a definitive agreement and providing for and resulting in a Change of Control, or (iii) the eighteen (18) month period ending upon a Change of Control constituted solely by a liquidation or dissolution of Nabi approved by the stockholders of Nabi.

(3) The Lump Sum Amount payable under the preceding subsection (1) or (2) of this Section 8(C) shall be paid to you on the date of the Change of Control. In the event that you are entitled to receive the Lump Sum Amount provided under this Section 8(C), you shall also be eligible to receive the benefits provided under Sections 8(F) and 8(G); provided, however, that you shall be eligible to receive the benefits provided under Section 8(F) only once; and provided further that no amount shall be paid under Section 8(D). Notwithstanding any provision herein to the contrary, any Lump Sum Amount payable to you pursuant to this Section 8(C) shall be in addition to the amount of any Severance Pay payable to you pursuant to Section 8(B), and for the avoidance of doubt, your right to receive the Lump Sum Amount pursuant to this Section 8(C) shall in no way eliminate or reduce your right to receive Severance Pay pursuant to Section 8(B).

(D) (1) Except as otherwise provided in subsection (2) of this Section 8(D), you shall be entitled to receive the Lump Sum Amount in the event that you separate from service with Nabi: (i) within twelve (12) months after a Change of Control of Nabi on account of your death or your disability; (ii) within the six (6) month period ending on the first anniversary of a Change of Control of Nabi on account of your resignation from employment with Nabi for any reason; or (iii) within twelve (12) months after a Change of Control of Nabi on account of termination of your employment by Nabi for any reason other than Cause, on account of Nabi’s having given notice of non-extension pursuant to Section 1, or on account of your resignation from employment with Nabi for Good Reason. The term “disability” shall have the meaning given in Section 7(B)(a).

(2) In the event of a GSK Exercise (as defined below), in lieu of any benefit under the foregoing subsection (1) of this Section 8(D), you shall be entitled under this Section 8(D)(2) to the Lump Sum Amount if: (a) at any time after a GSK Exercise, the Company terminates your employment for any reason other than Cause or gives notice of non-extension pursuant to Section 1; (b) within eighteen (18) months after a GSK Exercise, you terminate your employment with Nabi for Good Reason or, at any time after such eighteen (18) month period, you terminate your employment with the Company for any reason; or (c) you die or become disabled while employed by the Company at any time after a GSK Exercise. The term “disability” shall have the meaning given in Section 7(B)(a).

(3) The Lump Sum Amount payable under the preceding subsection (1) or (2) of this Section 8(D) shall be paid to you on the 90th day after the Termination Date. In the event that you are entitled to receive the Lump Sum Amount under this Section 8(D), you shall also receive the benefits provided under Sections 8(F) and 8(G), provided that you shall receive the benefits provided under Section 8(F) only once; and provided further that you shall not receive any benefit or amount under Section 8(C). Notwithstanding any provision herein to the contrary, any Lump Sum Amount payable to you pursuant to this Section 8(D) shall be in addition to the amount of any Severance Pay payable to you pursuant to Section 8(B), and for the avoidance of doubt, your right to receive the Lump Sum Amount pursuant to this Section 8(D) shall in no way eliminate or reduce your right to receive Severance Pay pursuant to Section 8(B).

(E) A “Change of Control” shall be deemed to have taken place if (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Nabi representing 50% or more of the combined voting power of Nabi’s then outstanding securities; (ii) (x) a reorganization, merger or consolidation, in each case, occurs with respect to which persons who were shareholders of Nabi immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities or (y) a liquidation or dissolution of Nabi is approved by the stockholders of Nabi; (iii) as the result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested solicitation of proxies or stockholder consents or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of Nabi immediately before the Transaction shall cease to constitute a majority of the Board of Directors of Nabi or of any parent of or successor to Nabi immediately after the Transaction occurs; or (iv) GSK Exercises the NicVAX Option (as such terms are defined in the Exclusive Option and License Agreement dated as of November 13, 2009 between Nabi and GlaxoSmithKline Biologicals S.A.) (a “GSK Exercise”). Anything in this Agreement not withstanding, you and Nabi agree that you will not terminate your employment with Nabi for Good Reason within six months following a Change of Control of Nabi, or for any reason within the 6-month period ending on the first anniversary of a Change of Control of Nabi, and seek, obtain or retain any compensation pursuant to Section 8(C) or 8(D) of this Agreement if you become employed by or otherwise provide services to the entity that was involved in the Change of Control of Nabi by acquiring assets or securities of Nabi or merging or consolidating with Nabi or any company that controls, is controlled by or under common control with such entity during the twelve (12) months following the Change of Control of Nabi. A “Potential Change of Control Period” shall be deemed to exist (i) commencing upon the date on which Nabi shall have entered into a definitive merger, acquisition or similar agreement, the consummation of which would result in the occurrence of a Change of Control of Nabi, and ending on the earlier of (x) the date on which the transaction governed by such agreement has been consummated or (y) the date on which Nabi shall have terminated such agreement, or (ii) commencing on the date on which any individual or entity shall publicly announce an intention to take actions which if consummated would constitute a Change of Control of Nabi and ending on the earlier of (x) the date on which such actions have caused the consummation of a Change of Control of Nabi or (y) the date on which such individual or entity shall publicly announce the termination of its intentions to take such actions. Notwithstanding any provisions herein to the contrary, a Potential Change of Control Period shall not be deemed to have commenced upon the execution of the Exclusive Option and License Agreement dated as of November 13, 2009 between Nabi and GlaxoSmithKline Biologicals S.A.

(F) To the extent provided under Sections 8(A), 8(C) or 8(D), Nabi shall pay for executive outplacement services incurred after the Termination Date up to $20,000 by an organization selected by you and reasonably acceptable to Nabi.

(G) To the extent provided under Sections 8(A), 8(C) or 8(D), all of your non-vested stock options, restricted stock or similar incentive equity instruments (collectively, “Equity Awards”) shall immediately vest upon the Termination Date (or, in the case of Section 8(C), the Change of Control). All vested Equity Awards (including those with accelerated vesting pursuant to the preceding sentence) shall be exercisable for twelve (12) months past your Termination Date, except that no Equity Award shall be exercisable beyond the original Equity Award’s expiration date. To the extent the terms of any Equity Award are inconsistent with this Agreement, the terms of this Agreement shall control.

(H) All payments or benefits to you under this Section 8 (other than payments or benefits already accrued and otherwise due under Nabi’s employee benefit plans or programs, or as a result of your death) are contingent (without limitation to the other contingencies set forth in this Agreement) upon your execution within 90 days after the Termination Date and non-revocation, of a severance and release agreement in a form reasonably satisfactory to Nabi, which shall contain a release of claims by you substantially in the form of Exhibit A hereto and include a representation by Nabi as to whether Nabi has knowledge of any claims against you. If you fail to execute the severance and release agreement within such period or revoke such agreement, you shall forfeit all rights, claims and interests with respect to all payments or benefits to you under this Section 8 (other than payments or benefits already accrued and otherwise due under Nabi’s employee benefit plans or programs, or as a result of your death). Notwithstanding any provision of this Agreement to the contrary, in the event that your Termination Date occurs within the 90 day period ending on December 31, no payment to which you would otherwise be entitled under Section 8 of this Agreement during the 90-day period commencing upon your Termination Date shall be paid prior to the expiration of such 90-day period, at which time such cash payment(s) as have not been forfeited, which would otherwise have been due during such 90-day period, shall be accumulated and paid to you in a lump sum. In the event of the liquidation or dissolution of the Company, prior to making any distribution to stockholders, the Company will appropriately reserve for any payments and benefits that you are or may become entitled to receive under the terms of this Agreement.

(I) For all purposes of this Agreement, your “Termination Date” shall mean the date of your “separation from service” with Nabi, as determined under Treasury Reg. § 1.409A-1(h).

(J) Notwithstanding the foregoing, to the extent that the payments to be provided under this Section 8 constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payable on account of your separation from service within the meaning of Code Section 409A(a)(2)(A)(i), and you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) determined in accordance with Treasury Reg. § 1.409-1(i) (or its successor provisions), such payments otherwise due during the six-month period commencing on your separation shall be accumulated and paid on the first regular payroll date for employees following such six-month period; provided, however, that subject to the dollar limit set forth in Treasury Reg. §1.409A-1(b)(9)(iii), no amount payable upon an “involuntary separation from service” within the meaning of Treasury Reg. § 1.409A-1(n) shall be subject to such six-month deferral.

(K) (1) If you shall incur any liability for additional tax or interest under Code Section 409A or under any comparable state or local law, rule or regulation and the requirements of Section 8(K)(2) are satisfied (including, without limitation, any such amounts payable under the correction procedures of I.R.S. Notice 2010-6, or payable under any other correction procedures applicable to Code Section 409A or under any correction procedures applicable to any comparable state or local law, rule or regulation), Nabi shall pay you an amount (the “409A Gross-Up Amount”) such that the net proceeds of the 409A Gross-Up Amount to you, after deduction of any and all Federal, state and local taxes (including, without limitation, employment taxes, interest and penalties) upon the 409A Gross-Up Amount, shall be equal to the amount of the additional tax (and any interest and penalties) payable under Code Section 409A or under any comparable state or local law, rule or regulation. The 409A Gross-Up Amount shall be payable to you no later than 21 days after you have paid such tax liability to the Internal Revenue Service (or comparable state or local tax authority); provided, however, that in the event that any 409A Gross-Up Amount becomes payable with respect to the changes made by this Agreement to Section 8 of your employment agreement with Nabi dated effective as of January 22, 2008 (i) your right to receive payment of the 409A Gross-Up Amount in such instance shall not be subject to the requirements of Section 8(K)(2), and (ii) such 409A Gross-Up Amount shall be payable on the date of the occurrence that triggers your right to receive the 409A Gross-Up Amount.

(2) You shall notify Nabi in writing of any claim by the Internal Revenue Service (or comparable state or local tax authority) that, if successful, would require the payment of the 409A Gross-Up Amount or the 280G Gross-Up Amount (as defined below). Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise Nabi of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to Nabi (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Nabi notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(a)	give Nabi any information reasonably requested by Nabi relating to such claim;

(b)	take such action in connection with contesting such claim as Nabi shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Nabi;

(c)	cooperate with Nabi in good faith in order to effectively contest such claim; and

(d)	permit Nabi to participate in any proceeding relating to such claim.

Without limiting the foregoing, Nabi shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Nabi shall determine; provided, however, that if Nabi directs you to pay such claim and sue for a refund, such payment shall be advanced to you on a Fully Grossed-Up Basis as defined in Section 5(L). Nabi shall bear all expenses associated with any such proceedings to contest a claim or sue for a refund and conduct such proceedings in a commercially reasonable manner. In the event that Nabi fails to conduct such proceedings in a commercially reasonable manner fifteen (15) days after receiving written notice of its failure to so conduct such proceedings, you, and not Nabi, shall control such proceedings; provided, that Nabi shall nevertheless continue to bear all expenses associated with such proceedings. If, after the receipt by you of an amount paid or advanced pursuant to Section 8(K)(1) with respect to a claim arising under or relating to Code Section 409A (or a comparable state or local law, rule or regulation) or under Section 11(A) with respect to a claim arising under or relating to Code Section 4999 (or a comparable state or local law, rule or regulation), you become entitled to receive any refund with respect to such claim, you shall promptly pay to Nabi the amount of such refund (together with any interest paid).

9. CONFIDENTIALITY:

(A) You acknowledge that your duties with Nabi will give you access to trade secrets and other confidential information of Nabi (which for purposes of this Section 9 shall be deemed to include its subsidiaries), including but not limited to information concerning production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a “trade secret” under applicable law, is collectively called “Confidential Information”). You recognize that Confidential Information is proprietary to Nabi and gives Nabi significant competitive advantage.

(B) Accordingly, you shall not use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company; provided, however, that, notwithstanding the foregoing, you may disclose Confidential Information if (i) such disclosure, in the reasonable opinion of your counsel, is required by law, or (ii) if the Confidential Information has ceased to be confidential other than as a result of your breach of this Section 9(B). Upon any termination of the Employment Period, you will return to Nabi’s offices all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information. You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement, that such injury would not be adequately compensable by monetary damages, and that, accordingly, Nabi may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

10. NON-COMPETITION:

(A) You acknowledge that your services to be rendered are of a special and unusual character and have a unique value to Nabi the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of the services, and because of the Confidential Information to be obtained by or disclosed to you, and as a material inducement to Nabi to enter into this Agreement and to pay to you the compensation referred to above and other consideration provided, you covenant and agree that, while you are employed by Nabi and for a period of one (1) year after termination of such employment for any reason whatsoever, you will not, directly or indirectly, (a) engage or become interested, as owner, employee, consultant, partner, through stock ownership (except ownership of less than five percent of any class of equity securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operations, management or supervision of any type of business or enterprise engaged in any business which is competitive with any business of Nabi (a “Competitive Business”), (b) solicit or accept orders from any current or past customer of Nabi for products or services offered or sold by, or competitive with products or services offered or sold by, Nabi, (c) induce or attempt to induce any such customer to reduce such customer’s purchase of products or services from Nabi, (d) disclose or use for the benefit of any Competitive Business the name and/or requirements of any such customer or (e) solicit any of Nabi’s employees to leave the employ of Nabi; provided, that this clause (e) shall not apply to general solicitations through job fairs or advertisements. By way of clarification, a “Competitive Business” is not any business or enterprise in the health care industry; it is only a business or enterprise in the health care industry that is competitive with any business conducted by Nabi during the Employment Period (other than a business that has been discontinued (but not sold or transferred to a third party) by Nabi). Notwithstanding the foregoing, nothing contained in this Section 10(A) shall be deemed to prohibit you from being employed by or providing services to a Competitive Business following a “Change of Control” (as defined in the Change of Control Agreement) and termination of your employment if (i) the nature of such employment or services do not involve or compete with any business engaged in by Nabi immediately prior to the Change of Control or (ii) such employment or services are rendered to the company that was involved in the Change of Control by acquiring stock or assets of Nabi or merging or consolidating with Nabi or any Affiliate (as defined below) of that company. As used in this Agreement, an “Affiliate” of a company means an entity controlled by, controlling or under common control with that company.

(B) You have carefully read and considered the provisions of this Section 10 and Section 9 and having done so, agree that the restrictions set forth (including but not limited to the time period of restriction and the world wide areas of restriction) are fair and reasonable (even if termination is at our request and without cause) and are reasonably required for the protection of the interests of Nabi, its officers, directors, and other employees. You acknowledge that upon termination of this Agreement for any reason, it may be necessary for you to relocate to another area, and you agree that this restriction is fair and reasonable and is reasonably required for the protection of the interests of Nabi, their officers, directors, and other employees.

(C) In the event that, notwithstanding the foregoing, any of the provisions of this Section 10 or Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 10 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

(D) With respect to the provisions of this Section 10, you agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of this Section 10 would cause irreparable injury to the aggrieved party, and that provisions of this Section 10 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages.

11. GROSS-UP FOR EXCESS PARACHUTE PAYMENTS:

(A) In the event of a change in the ownership or effective control of Nabi or ownership of a substantial portion of the assets of Nabi described in Code Section 280G(b)(2)(A)(i) during the Employment Term, Nabi, at its sole expense, shall cause its independent auditors or tax advisors to promptly review all payments, accelerations, distributions and benefits that have been made to or provided to you, and are to be made, or may be made, to or provided to, you under this Agreement, and any other agreement or plan benefiting you (collectively the “Original Payments”), to determine the applicability of Code Section 4999 to you in connection with such event (other than under this Section 11). If Nabi’s independent auditors or tax advisors determine that the Original Payments are subject to excise taxes under Code Section 4999, or under a comparable state or local law, rule or regulation (the “Excise Tax”), then an additional amount shall be paid to you Executive (the “280G Gross-Up Amount”) such that the net proceeds of the 280G Gross-Up Amount to you, after deduction of all Federal, state and local taxes (including, without limitation, all income, employment and excise taxes and interest and penalties) upon the 280G Gross-Up Amount, shall be equal to the Excise Tax on the Original Payments. Nabi’s independent auditors or tax advisors will perform the calculations in conformity with the foregoing provisions and will provide you with a copy of their calculations. The intent of the parties is that Nabi shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and 280G Gross-Up Amount and any income and employment taxes (including, without limitation, other penalties and interest on such income and employment taxes) imposed on any 280G Gross-Up Amount payable hereunder.

(B) If any tax authority determines that a greater Excise Tax should be imposed upon the Original Payments or the 280G Gross-Up Amount than is determined by Nabi’s independent auditors or tax advisors, and the requirements of Section 8(K)(2) are satisfied, you shall be entitled to receive an additional 280G Gross-Up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from Nabi within twenty-one (21) days after you have paid such liability.

12. LITIGATION AND REGULATORY COOPERATION: During and after your employment with Nabi, you shall reasonably cooperate with Nabi in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of Nabi which relate to events or occurrences that transpired while you were employed by Nabi; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Nabi at mutually convenient times. During and after your employment with Nabi, you also shall cooperate fully with Nabi in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Nabi. Nabi shall reimburse you for all out-of-pocket costs and expenses incurred in connection with your performance under this Section 12, including, but not limited to, reasonable attorneys’ fees and costs.

14. LEGAL FEES: In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to receive an award of the reasonable related amount of attorneys’ fees and disbursements incurred by such party, including fees and disbursements on appeal. Notwithstanding the foregoing sentence, if you assert any claim in any contest (whether initiated by you or by Nabi) as to the validity, enforceability or interpretation of Sections 8(D) or 8(E), or any provisions of this Agreement that would be applicable to any payments or rights provided under Sections 8(D) or 8(E), Nabi shall pay your legal expenses (or cause such expenses to be paid), including, without limitation, your reasonable attorneys’ fees, on a quarterly basis, upon presentation of proof of such expenses in a form reasonably acceptable to Nabi, provided that you shall reimburse Nabi for such amounts, plus simple interest thereon at the ninety (90)-day United States Treasury Bill rate as in effect from time to time, compounded annually, if a court of competent jurisdiction shall find that you did not have a good faith and reasonable basis to believe that you would prevail as to at least one material issue presented to such court.

15. NOTICES: For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in your case, to the address set forth on the first page of this Agreement and, in Nabi’s case, to the address of its principal office (all notices to Nabi to be directed to the attention of the President of Nabi with a copy to Secretary of Nabi) or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. Nabi will require any purchaser of or successor to (whether direct or indirect, by purchase or otherwise) all or substantially all of the business and/or assets of Nabi (other than a purchaser or successor which assumes the obligations of Nabi by operation of law) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Nabi would be required to perform it if no such succession had taken place. As used in this Agreement, “Nabi” shall mean Nabi as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. MISCELLANEOUS: This Agreement and the rights and obligations of the parties pursuant to it and any other instruments or documents issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law. This Agreement, the Indemnification Agreement dated May 16, 2003 and your Employee Invention Agreement are a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void except to the extent set forth in this Agreement.

It is the intent of you and Nabi that the provisions of this Agreement and all amounts payable to you hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments, and the Agreement shall be interpreted and construed in a manner consistent with such intent.

This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith.

All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement. All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.

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If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided below and returning a signed copy to us.

NABI BIOPHARMACEUTICALS

By:	/s/ Geoffrey F. Cox, Ph.D.
Geoffrey F. Cox, Ph.D.
Chairman of the Board

Accepted and agreed to:

/s/ Raafat Fahim
Raafat Fahim
1180 S. Ocean Blvd #8F
Boca Raton, FL 33432

Date: March 16, 2011

EXECUTION COPY

EXHIBIT A

For and in consideration of the severance benefits set forth herein and for other good and valuable consideration, which you acknowledge is adequate and satisfactory to you and which exceeds the value of all compensation, benefits and other things of value to which you are or may become entitled if you do not sign this agreement, and intending to be legally bound, you hereby release the Nabi Releasees (as hereinafter defined) from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this agreement, including, without limitation, any and all claims under the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any and all contract claims, tort claims, negligence, fraud claims, including fraud in the inducement, defamation, disparagement, or other personal injury claims, claims of discrimination or claims pursuant to law, statute, regulation or common law, and claims for costs, expenses and attorneys’ fees with respect thereto.

For purposes of this general release, “Nabi Releasees” shall mean Nabi and its subsidiaries and related companies and, with respect to claims arising out of or relating to your employment with Nabi and your separation therefrom, each of their respective shareholders, directors, officers, employees, representatives, and agents, past or present, and its and their respective successors and assigns, heirs, executors, insurers, attorneys, and administrators.

Notwithstanding anything herein to the contrary, this general release does not (a) apply to claims that you may have to accrued and vested benefits under any health or disability benefit plan maintained by Nabi, except that you hereby release any claims for breach of fiduciary duties that you may have against any of the Nabi Releasees with respect to any such health or disability benefits plan, and (b) affect your ability to enforce your rights (i) under Sections 7(F), 8,11 and 13 of the Employment Agreement, (ii) under the Indemnification Agreement dated May 16, 2003 (or any other indemnification rights under Nabi’s articles of incorporation or bylaws) or (iii) under restricted stock or stock option agreements under Nabi’s equity incentive plans.

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